Seir Hill

Seir Hill is on a mission to revolutionize the way all Americans think about mixed drinks by crafting exceptional spirits without alcohol. We aim to elevate moments of celebration, relaxation, and connection with a range of healthy alternatives to traditional spirits.


SEIR HILL
Durangold
SEIR HILL
Nashville
SEIR HILL
Bissane

Invest

$105 minimum investment

DEADLINE: June 21, 2024

in 2 months

UNIT PRICE

$35

TOTAL RAISED

$2,205

VALUATION

$3,500,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

PROGRESS & MOMENTUM

- 69% year-over-year average sales growth from 2020 - YTD 2023
- Gold-medal winner in the LA Spirits Awards two years in a row (2022 & 2023)
- Bronze-medal winner in the LA Spirits Awards (2023)
- Bronze-medal winner in the Las Vegas Global Spirits Awards (2023)
- One of *Food & Beverage Magazine's* products of the year for 2022
- Product in 600 HomeGoods retail locations
- 4.48 out of 5 Star Verified Reviews

THE PROBLEM

Research indicates that alcohol consumption negatively impacts physical and mental health. **Even moderate drinking can be harmful,** as reported by *The New York Times* and *NBC News*. This awareness is driving a rise in non-alcoholic adult beverages as people moderate their alcohol intake. According to *IWSR*, over 50% of consumers are reducing their alcohol consumption. Studies like these, along with consumers' awareness of the negative effects of alcohol, are driving the development of a new category of non-alcoholic beverage options for adults.

OUR SOLUTION

While studies clearly show the need and desire to cut back on drinking, adults should not have to compromise on taste and enjoyment. Seir Hill non-alcoholic spirits are premium craft spirits without alcohol, giving consumers the experience of a cocktail without the negative effects of alcohol. A recent study by *Nielsen IQ* revealed that home-mixed mocktails are 2023's top summer beverage trend. We believe Seir Hill non-alcoholic spirits are well-placed to capitalize on this. The study found that non-alcoholic drink sales in the US between Aug 2021 and 2022 reached $395 million, growing by +20.6% year-on-year.

The non-alcoholic spirits sub-category is expected to hit $642.4 million by 2031, growing at a CAGR of 8.7% from 2022-2031, *Allied Market Research* reports. Seir Hill is a notable emerging brand in this rapidly expanding category. Despite having a small team and a limited budget, the company has attained national recognition and praise from both professional mixologists and consumers.

> **Mocktails mixed at home is the number one summer beverage trend of 2023.**
>
> ---
> *Nielsen IQ*

THE MARKET

The non-alcoholic spirits revolution has been steadily reshaping the beverage industry, offering exciting alternatives to traditional alcoholic drinks. This movement is driven by a growing demand for healthier, more inclusive, and sophisticated options for consumers who wish to enjoy the flavors and rituals of cocktail culture without the effects of alcohol. Innovative companies, like Seir Hill and others have been crafting a wide range of alcohol-free spirits, meticulously blending botanicals, herbs, and spices to replicate the complexity and depth of traditional liquors. As a result, consumers can now savor the experience of crafting and sipping alcohol-free cocktails, **making the non-alcoholic spirits revolution a significant force in promoting mindful drinking and enhancing the social and culinary aspects of gatherings and celebrations.** This shift not only caters to the preferences of those choosing to abstain from alcohol but also underscores the industry's commitment to evolving tastes and lifestyles in a more health-conscious and inclusive manner.

OUR MISSION

Seir Hill is on a mission to revolutionize the way all Americans think about mixed drinks by crafting exceptional spirits without alcohol. We aim to elevate moments of celebration, relaxation, and connection with a range of healthy alternatives to traditional spirits.

Seir Hill is on a mission to revolutionize the way all Americans think about mixed drinks.

OUR STORY

Seir Hill was founded in 2020 by Brian D. Miller. It all started when Brian gave up alcohol as part of a healthier lifestyle. Although he stopped drinking, he had not lost his desire for fine spirits in classic, delicious cocktails — and he's not alone. Brian tried other non-alcoholic spirits, but none of them hit the mark. Not one of them made a credible version of his favorite cocktail, a classic Old Fashioned. Brian was disappointed, and ready to do something about it. His mission would be to revolutionize non-alcoholic spirits to create truly delicious tasting, mainstay cocktails for America to enjoy.

Although founder, Brian Miller, stopped drinking, he had not lost his desire for fine spirits in classic cocktails — and he's not alone.

Brian got to work trying hundreds of single-batch recipes. All of them were painstakingly tested to deliver on the aroma, flavor and feel that you would expect from traditional Whiskey, Rum, and Tequila spirits — without the alcohol, or the calories.

Brian was determined that this new brand celebrate his hometown and its history. So, he founded Seir Hill in a converted barn built in 1744, located in Wilton, CT. Seir Hill itself is a centuries-old farm, and Brian's father, Lester F. Miller Jr., was a farmer in Connecticut dating back to the 1940s. Every bottle Seir Hill sell contributes to the American Farmland Trust as our way of saying thank you to America's farmers, and to Brian's dad.

OUR COMMITMENT

Every product we sell contributes to the American Farmland Trust. It's part of our commitment to preserving America's valuable farm land, and our way of saying thank you to America's farmers. Founder Brian Miller's father was a proud Connecticut farmer.

Every product we sell contributes to the American Farmland Trust.

OUR PRODUCTS


SEIR HILL
SEIR HILL
SEIR HILL
SEIR HILL
SEIR HILL
BRONZE
GOLD
GOLD

	Mashville	*Durangold*	*Biscane*	COMING Q1 2024	
FLAVOR PROFILE	WHISKEY	TEQUILA	RUM	MARGARITA	DARK & STORMY
750ML RETAIL/WHOLESALE PRICE	$34.99/$20	$34.99/$20	$34.99/$20		
16OZ RETAIL/WHOLESALE PRICE	$19.99/$10	$19.99/$10	$19.99/$10	TBD	TBD
RELEASE DATE	SEPTEMBER 2020	APRIL 2022	APRIL 2022	JANUARY 2024	JANUARY 2024
ALCOHOL	0%	0%	0%	0%	0%
CALORIES	0 cal.	0 cal.	5 cal.	0 cal.	5 cal.
SUGAR	0g	0g	1g	0g	1g
ALLERGEN FREE	✓	✓	✓	✓	✓
GLUTEN FREE	✓	✓	✓	✓	✓
VEGAN	✓	✓	✓	✓	✓

Mashville® is a single-batch, hand-crafted whiskey alternative made for blending into mixed drinks. When shaken or stirred into your favorite whiskey cocktail recipe, Mashville releases a complex array of taste notes and aromas including, but certainly not limited to: charred oak, red apple cider, clove, and sweet corn. All with just the right amount of burn.

- Winner of the **bronze medal** in the 2023 LA Spirits Awards.

Durangold™ is an alcohol-free tequila alternative that's made just for mixing. The flavors and aromas of agave, lemon peel and other pleasing southwestern notes appear when it's stirred into any mixed Tequila cocktail recipe. . .delivering that authentic experience you crave, without any of the alcohol or calories. And Durangold has got an old-fashioned burn that'll raise your eyebrows, believe that!

- Named a **top-3 NA spirit** by the editors of *Women's Health Magazine*.

Biscane™ double-gold-winning Rum alternative celebrates the glory days of Florida's Rum Runners with this sophisticated spirit featuring classic notes of sugar-cane and molasses, complex aromas, and a warm finish. Do you hear that? It's the sound of alcohol and calories floating away on a tropical breeze. . .Biscane Rum substitute is alcohol-free, and gluten free, too.

- One of *Food & Beverage Magazine's* 2022 **Products of the Year.**
- Winner of the **gold medal** in the 2022 LA Spirits Awards.
- Winner of the **gold medal** in the 2023 LA Spirits Awards.
- Winner of the **bronze medal** in the 2023 Las Vegas Global Spirits Awards.


SEIR HILL
Durangold
SEIR HILL
Mashville
SEIR HILL
Biscane

OUR REVENUE MODEL

Seir Hill operates on the model of a traditional consumer packaged goods (CPG) company, generating revenue from multiple sources, including:

1. **Direct-to-Consumer:** This multi-channel approach includes our website, SeirHill.com, as well as Amazon.com, Etsy.com and Google Shopping.
2. **Direct Wholesale:** Because our products are completely alcohol free, we can sell them directly to retailers at wholesale pricing. This includes retailers like HomeGoods, Better Rhodes and Spirits Away where we sell directly to the retailer at wholesale pricing.
3. **Distributor Relationships:** To expand our reach, we leverage traditional beverage distributor partners. We currently have distribution in CT, CO and NY and are actively in discussions with additional distributors in CT and GA, as well as a national distribution partner.

OUR PRESS

THE WALL STREET JOURNAL.


No Alcohol? No Problem. Spirits Are High in New York City
SEIR HILL

Women'sHealth


food
100%
Free Spirits
SEIR HILL

The Washington Post


The Washington Post
Sign in
6 nonalcoholic dark rums that deliver on spice and flavor
By Allison Robicelli
November 11, 2022 at 12:00 p.m. EST
SEIR HILL

- 2022 Products of the Year, *Food & Beverage Magazine*
- Editor's Top 3 NA Spirits, *Women's Health Magazine*
- Gold Award, 2022 LA Spirits Awards
- Gold Award, 2023 LA Spirits Awards
- Bronze Award, 2023 LA Spirits Awards
- 6 Best Non-Alcoholic Rums, *Washington Post*
- Feature on NA Spirits, *PBS NewsHour*
- NA Spirits in New York, *Wall Street Journal*

> ***"From someone that has had the Ritual Tequila product many times, wow… your Durangold product is far better."***
>
> – Dan
>
> Owner of the MAD Lemon Food Truck (Asheville, NC)

OUR TEAM



Brian D Miller

Founder & CEO

Brian is an entrepreneur, and creative professional with 25 years of experience building brands, including some of the world's biggest beverage brands, like Pepsi. Guinness and Crown Royal. He is a seasoned leader with experience founding and exiting businesses. In 2014, along with his partner Ian Smith, Brian founded MillerSmith, a digital creative agency. Together they grew the business to over $1.5MM in annual revenue with 14 full-time staff members, and in 2017 it was acquired.



Scott Carter

Head of Sales

Scott has over 20 years of retail shopper marketing experience supporting CPG companies like Hershey and Johnson & Johnson, as well as spirit brands like Diageo, Proximo, and Pernot Ricard. He is expert at connecting brands with consumers at retail, and has experience across all marketing channels. He has built global and regional distribution networks and has a proven ability to create lasting partnerships.

OUR INNOVATION PIPELINE

With the strength of the Seir Hill brand and the popularity of the product, we believe we are well poised to bring our award-winning flavor to ready-to-drink canned mocktails. Data Bridge Market Research analyzes that "the global ready to drink (RTD) mocktails market to account USD 9.43 billion by 2028 growing at a CAGR of 9.6%." We have funded the formulation of two canned mocktail beverages: a non-alcoholic margarita and a non-alcoholic dark & stormy. We plan to use a portion of the funds raised to roll out these products with our distribution and retail partners. These new products are planned to add to our revenue stream.


SEIR HILL
Margarita
SEIR HILL
Margarita
SEIR HILL
Dark & Stormy

USE OF PROCEEDS

If the offering's maximum amount of $499,975 is raised:

Use	Value	% of Proceeds
Inventory	$100,000	20.0%
Marketing	$150,477	30.1%
Innovation — Ready To Drink Can Production	$75,000	15.0%
Legal Fees	$15,000	3.0%
Credit Card Liabilities	$35,000	7.0%
Sales - Samples, Travel, Commissions	$100,000	20.0%
Intermediary fees	$24,499	4.9%

TERMS

This is an offering of Units, under registration exemption 4(a)(6), in Seir Hill LLC. This offering must raise at least $10,000 by June 21, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Seir Hill may issue additional securities to raise up to $499,975, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

114,285 units
× $35 per unit

$3,999,975 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on December 19, 2023
- Form C/A on February 26, 2024
- Form C/A on March 28, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Mar 28, 2024 • Filed Form C/A

Feb 26, 2024 • Filed Form C/A

Dec 19, 2023 • Primary offering of 14,285 units at $35

Dec 19, 2023 • Filed Form C

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